Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jim Pluntze
978-946-8611
jpluntze@navisite.com
NaviSite CEO Arthur P. Becker Steps Down and is Succeeded by
R. Brooks Borcherding
Andover, MA, August 16, 2010 — NaviSite, Inc. (NASDAQ: NAVI) today announced that Arthur P. Becker has stepped down from his position as NaviSite’s Chief Executive Officer effective immediately. He is succeeded by the Company’s President, R. Brooks Borcherding, who will now serve as Chief Executive Officer and President of the Company. Mr. Becker will remain a member of the Company’s Board of Directors.
The Board of Directors expressed its gratitude for Mr. Becker’s years of service to NaviSite as its Chief Executive Officer and looks forward to the next phase of the Company under Mr. Borcherding’s leadership. “I am proud of the Company we have built and the team that I have had the privilege to lead during the past 8 years,” said Mr. Becker. “With the divestitures of non-strategic assets and the deleveraging of our balance sheet during this past year, I look forward to a new pace of organic growth in Enterprise Hosting and Cloud services under Brooks’ leadership.”
Mr. Borcherding joined NaviSite as its Senior Vice President of Sales and Chief Revenue Officer effective April, 2009 and has served as NaviSite’s President since March, 2010. From 2005 until April 2009, Mr. Borcherding served as the Strategy, Planning and Operations Director of Cisco Systems, Inc. From 1997 to 2005, Mr. Borcherding served as the Global Solutions Director of Avaya Inc.
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is the premier provider of complex hosting, application management and managed cloud services for enterprises. NaviSite provides a full suite of reliable and scalable managed services, including Application Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructure and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of state-of-the-art data centers supported by approximately 600 professionals. For more information on NaviSite services, please visit www.navisite.com.
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